As filed with the Securities and Exchange Commission on May 21, 1997


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               ____________________

                                  SCHEDULE 13E-3
                                 (FINAL AMENDMENT)

                         RULE 13E-3 TRANSACTION STATEMENT
        (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                   CALGENE, INC.
                                 (Name of issuer)

                                   CALGENE, INC.
                        MONSANTO ACQUISITION COMPANY, INC.
                                 MONSANTO COMPANY
                       (Name of Person(s) Filing Statement)

                      COMMON STOCK, PAR VALUE $.001 PER SHARE
                          (Title of class of securities)

                                    129598 10 8
                       (CUSIP number of class of securities)
                          _______________________________

           R. WILLIAM IDE, III, ESQ.                      LLOYD M. KUNIMOTO
   MONSANTO COMPANY & MONSANTO ACQUISITION COMPANY, INC.  CALGENE, INC.
           800 N. LINDBERGH BOULEVARD                     1920 FIFTH STREET
           ST. LOUIS, MISSOURI 63167                      DAVIS, CALIFORNIA
                                                                95616
           (314) 694-1000                                 (916) 753-6313

   (Name, address and telephone number of persons authorized to receive notices and communications on behalf of persons filing statement)

                                   Copies to:
                                  __________
 MARK G. BORDEN, ESQ.  ERIC S. ROBINSON, ESQ.         STEVEN J. TONSFELDT,ESQ.
    HALE AND DORR      WACHTELL, LIPTON, ROSEN & KATZ VENTURE LAW GROUP
 60 STATE STREET       51 WEST 52ND STREET            A PROFESSIONAL CORPORATION
 BOSTON, MA 02109      NEW YORK, NY 10019             2800 SAND HILL ROAD
    (617) 526-6000     (212) 403-1000                 MENLO PARK, CA 94025
                                                          (415) 854-4488
                             ________________________

                                   APRIL 7, 1997
      (Date Tender Offer First Published, Sent or Given to Security Holders)

            THIS STATEMENT IS FILED IN CONNECTION WITH A TENDER OFFER.

     +----------------------------------------------------------------------+
     |                      CALCULATION OF FILING FEE                       |
     +----------------------------------+-----------------------------------+
     |       TRANSACTION VALUATION      |      AMOUNT OF FILING FEE         |
     |           $242,759,368*          |            $48,553**              |
     +----------------------------------+-----------------------------------+

      * For purposes of fee calculation only. The total transaction value is based on 66,741,035 Shares outstanding as of April 2, 1997 less 36,396,114 Shares owned by Parent and Purchaser, multiplied by the offer price of $8.00 per Share.

      ** The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934 equals 1/50 of 1% of the value of the shares to be purchased.

      [X]   Check box if any part of the fee is offset as provided by Rule
      0-11(a)(2).

    Amount Previously Paid:  $48,553    Filing Parties: Monsanto Company,
                                                        Monsanto
                                                        Acquisition
                                                        Company, Inc.
    Form of Registration
      No.:               Schedule 14D-1     Date Filed: April 7, 1997

                                   INTRODUCTION

                This Final Amendment (this "Final Amendment") amends and supplements the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission on April 7, 1997 (as amended from time to time, the "Schedule 13E-3") by Monsanto Company ("Parent"), Monsanto Acquisition Company, Inc. ("Purchaser"), and Calgene, Inc. (the "Company"). The Schedule 13E-3 and this Final Amendment relate to a tender offer by Purchaser for all outstanding shares of common stock, par value $.001 per share (the "Shares"), of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 7, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are filed as Exhibits (d)(1) and (d)(2), respectively, to the Schedule 13E-3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer to Purchase.

                The information contained in this Schedule 13E-3 concerning the Company and the Special Committee was supplied by the Company. Parent and Purchaser take no responsibility for the accuracy of such information.


        ITEM 16. ADDITIONAL INFORMATION

                Item 16 is hereby amended by adding the following text:

                "On May 19, 1997, the Merger of Purchaser with and into
            the Company became effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As the surviving corporation in the Merger, the Company became at that time a wholly owned subsidiary of Parent. On May 20, 1997, the Company filed a Certification and Notice of Termination of Registration on Form 15 with the SEC terminating the registration of the Shares under Section 12(g) of the Exchange Act. The Company also advised the National Association of Securities Dealers, Inc. of the effectiveness of the Merger and on May 20, 1997 the Shares were delisted from NASDAQ.

                On May 21, 1997, Parent issued a press release relating
            to the foregoing matters, the full text of which is incorporated herein by reference and is filed as Exhibit
            (d)(11) hereto."


        ITEM 17. MATERIAL TO BE FILED AS EXHIBITS


                (d)(11) Text of Press Release, dated May 21, 1997, issued
                        by Monsanto Company.





                                    SIGNATURES

            After due inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                          CALGENE, INC.


                                          By: /s/ Lloyd M. Kunimoto
                                          Name:   Lloyd M. Kunimoto
                                          Title:  President



                                          MONSANTO COMPANY


                                          By: /s/ Hendrik A. Verfaillie
                                          Name:   Hendrik A. Verfaillie
                                          Title:  Executive Vice President



                                          MONSANTO ACQUISITION COMPANY, INC.


                                          By: /s/ Hendrik A. Verfaillie
                                          Name:   Hendrik A. Verfaillie
                                          Title:  President



        Dated:  May 21, 1997





                                   EXHIBIT INDEX
                                  _____________

        EXHIBIT
           NO.           DESCRIPTION
        _______      ____________________________

        (a)  Not applicable.

        (b)(1)* Opinion of Montgomery Securities, Inc., dated March 31, 1997 (included as Annex A to Exhibit(d)(1)).

        (b)(2)* Presentation of Montgomery Securities, Inc., dated March
                31, 1997.

        (c)(1) Agreement and Plan of Merger, dated as of March 31, 1997, by and among Monsanto Company, Monsanto Acquisition Company, Inc. and Calgene, Inc. (incorporated herein by reference to Exhibit 1 to the Schedule 13D (Amendment No.
                5) filed by Monsanto Company with the SEC on April 2,
                1997).

        (c)(2) Amendment to the Amended and Restated Stockholders Agreement, dated as of March 31, 1997, by and between Monsanto Company and Calgene, Inc. (incorporated herein by reference to Exhibit 2 to the Schedule 13D (Amendment No. 5) filed by Monsanto Company with the SEC on April 2,
                1997).

        (c)(3) Agreement and Plan of Reorganization, dated as of October 13, 1995, between Monsanto Company and Calgene, Inc. (A)

        (c)(4) Stock Purchase Agreement, dated as of September 27, 1996, between Monsanto Company and Calgene, Inc. (B)

        (c)(5) Amended and Restated Stockholders Agreement, dated as of November 12, 1996, between Monsanto Company and Calgene, Inc. (B)

        (c)(6) Stockholders Agreement, dated as of March 31, 1996, between Monsanto Company and Calgene, Inc. (A)

        (c)(7) Calgene Credit Facility Agreement, dated as of March 31, 1996, between Calgene, Inc. and Monsanto Company. (A)

        (c)(8) Gargiulo Credit Facility Agreement, dated as of March 31, 1996, between Calgene, Inc. and Monsanto Company. (A)

        (c)(9)  Complaint filed January 29, 1997, in Obstfeld v.
                Salquist, et al. (incorporated herein by reference to Exhibit(c)(9) to the Schedule 14D-1).

        (c)(10) Complaint filed January 29, 1997, in Siegel v.
                Calgene, Inc., et al. (incorporated herein by reference to Exhibit(c)(10) to the Schedule 14D-
                1).

        (c)(11) Complaint filed January 29, 1997, in Susser v.
                Kunimoto, et al. (incorporated herein by reference to Exhibit(c)(11) to the Schedule 14D-
                1).

        ---------------
          *  Previously filed.

        (A)  Incorporated herein by reference to the Registration
             Statement on Form S-4, filed by the Company with the SEC on February 6, 1996.

        (B) Incorporated herein by reference to the Transition Report on Form 10-K for the six-month period ended December 31, 1996, filed by the Company with the SEC on March 31, 1997.





        EXHIBIT
           NO.           DESCRIPTION
        ________     _______________________

        (c)(12)         Complaint filed January 29, 1997, in Elstein v.
                        Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(12) to the Schedule 14D-
                        1).

        (c)(13)         Complaint filed January 29, 1997, in Manson v.
                        Fortune, et al. (incorporated herein by reference to Exhibit(c)(13) to the Schedule 14D-1).

        (c)(14)         Complaint filed January 30, 1997, in Settle v.
                        Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(14) to the Schedule 14D-
                        1).

        (c)(15)         Complaint filed January 31, 1997, in Glickberg v.
                        Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(15) to the Schedule 14D-
                        1).

        (c)(16)         Complaint filed February 5, 1997, in Lewis v.
                        Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(16) to the Schedule 14D-
                        1).

        (c)(17) Order of Consolidation, dated March 10, 1997 (incorporated herein by reference to
                        Exhibit(c)(17) to the Schedule 14D-1).

        (c)(18) Memorandum of Understanding, dated March 31, 1997 (incorporated herein by reference to
                        Exhibit(c)(18) to the Schedule 14D-1).

        (c)(19)         Complaint filed by Fletcher Capital Markets, Inc.
                        in the United States District Court for the District of Delaware on April 30, 1997
                        (incorporated herein by reference to
                        Exhibit(c)(19) to the Schedule 14D-1).

        (d)(1) Form of Offer to Purchase, dated April 7, 1997 (incorporated herein by reference to Exhibit(a)(1) to the Schedule 14D-1).

        (d)(2) Form of Letter of Transmittal (incorporated herein by reference to Exhibit(a)(2) to the Schedule 14D-1).

        (d)(3) Form of Letter from Goldman, Sachs & Co. to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit(a)(3) to the Schedule 14D-1).

        (d)(4) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients (incorporated herein by reference to Exhibit(a)(4) to the Schedule 14D-1).

        (d)(5) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit(a)(5) to the Schedule 14D-1).

        (d)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(6) to the Schedule 14D-1).

        ---------------
          *  Previously filed.

        (A)  Incorporated herein by reference to the Registration
             Statement on Form S-4, filed by the Company with the SEC on February 6, 1996.

        (B) Incorporated herein by reference to the Transition Report on Form 10-K for the six-month period ended December 31, 1996, filed by the Company with the SEC on March 31, 1997.





        EXHIBIT
           NO.           DESCRIPTION
        _______      _________________________

        (d)(7) Summary Advertisement as published in The Wall Street Journal on April 7, 1997 (incorporated herein by reference to Exhibit (a)(7) to the Schedule 14D-1).

        (d)(8) Text of Joint Press Release, dated April 1, 1997, issued by Monsanto Company (incorporated herein by reference to Exhibit 3 to the Schedule 13D (Amendment No. 5) filed by Calgene, Inc. and Monsanto Company with the SEC on April 2, 1997).

        (d)(9) Text of Press Release, dated April 7, 1997 issued by Monsanto Company (incorporated herein by reference to Exhibit(a)(9) to the Schedule 14D-1).

        (d)(10) Text of Press Release, dated May 5, 1997, issued by Parent (incorporated herein by reference to Exhibit (a)(10) to the Schedule 14D-1).

        (d)(11) Text of Press Release, dated May 21, 1997 issued by Monsanto Company.

        (e)* Description of Appraisal Rights (included as Annex B to Exhibit(d)(1)).

        (f)          Not applicable.






        ---------------
          *  Previously filed.

        (A)  Incorporated herein by reference to the Registration
             Statement on Form S-4, filed by the Company with the SEC on February 6, 1996.

        (B) Incorporated herein by reference to the Transition Report on Form 10-K for the six-month period ended December 31, 1996, filed by the Company with the SEC on March 31, 1997.